Exhibit 16.1

April 15, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Real Goods Solar, Inc.’s Form 8-K dated April 15, 2015 and we agree only with the statements made concerning our firm. We are not in a position to agree or disagree with any other statements of the registrant contained therein.

Very truly yours,

/s/ EKS&H LLLP

EKS&H LLLP